[LOGO]



August 20, 1997

To Our Shareholders,

Please join us for the Annual Meeting of Shareholders of Great Plains Software, Inc. (the "Company") for 1997 on Wednesday, September 10, 1997, at 12:00 Noon local time. This meeting will be held at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, 58103.

During this shareholders' meeting, we will discuss and act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also discuss the Company's fiscal 1997 results. Certain members of the Board of Directors and officers, and representatives of Price Waterhouse LLP, the Company's independent auditors, will be available to answer any questions you may have during and following the meeting.

Whether or not you plan to attend this meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope to ensure that your shares will be represented at the meeting.

We look forward to seeing you on September 10th.


Warm Regards,


/s/ Douglas J. Burgum
---------------------
Douglas J. Burgum
Chairman of the Board,
     President and Chief Executive Officer
Great Plains Software, Inc.

[LOGO]



                             GREAT PLAINS SOFTWARE, INC.

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  SEPTEMBER 10, 1997


TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders of Great Plains Software, Inc. (the "Company") will be held on Wednesday, September 10, 1997, at 12:00 noon, local time, at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, for the following purposes:

    1. To elect three directors to serve for three-year terms or until their respective successors are elected and qualify;

    2. To approve the appointment of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending May 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Holders of record of the Company's Common Stock as of the close of business on August 11, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                       By Order of the Board of Directors

                                       Bradley J. Burgum
                                       Secretary

August 20, 1997

                             GREAT PLAINS SOFTWARE, INC.
                                1701 S.W. 38TH STREET
                              FARGO, NORTH DAKOTA 58103

                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF SHAREHOLDERS

                                  SEPTEMBER 10, 1997


    This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Plains Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, September 10, 1997, at 12:00 noon, local time, at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about August 20, 1997.


                               SOLICITATION OF PROXIES

    The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company's shareholders.


                             VOTING RIGHTS AND PROCEDURES

    Only shareholders of record of the Common Stock of the Company at the close of business on August 11, 1997 will be entitled to vote at the Annual Meeting. As of that date, a total of 13,402,842 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

    Shares of the Company's Common Stock represented by proxies in the accompanying form will be voted in the manner directed by a shareholder. If no
direction is given, the proxy will be voted for the election   of   the
nominees   for   director   named   in   this   Proxy   Statement   and   for
approval   of   the appointment of Price Waterhouse LLP as the Company's
independent auditors.

    A shareholder may revoke a proxy at any time prior to its exercise by giving to an officer of the Company a written notice of revocation of the proxy's authority, by submitting a duly elected proxy bearing a later date or by delivering a written revocation at the Annual Meeting.


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                    AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 11, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, nominee and executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below and (iii) all directors and executive officers of the Company as a group.
Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                                Percentage of
                                   Number of Shares              Outstanding
                                  Beneficially Owned(1)            Shares
                                  ---------------------         -------------

Frederick W. Burgum(2) . . . . . . . .       2,448,168                18.3%
Douglas J. Burgum(3) . . . . . . . . .       1,935,171                14.4
The Goldman Sachs Group, L.P.
   and related investors(4). . . . . .       1,793,627                13.4
Bradley J. Burgum(5) . . . . . . . . .         536,525                 4.0
Raymond A. August(6) . . . . . . . . .          84,168                   *
Steven K. Sydness(7) . . . . . . . . .          89,633                   *
Raymond F. Good. . . . . . . . . . . .          36,000                   *
Jodi A. Uecker-Rust(8) . . . . . . . .          58,389                   *
Terri F. Zimmerman(9). . . . . . . . .          36,333                   *
William V. Campbell. . . . . . . . . .               0                   0
Sanjeev K. Mehra(10) . . . . . . . . .               0                   0
J. A. Heidi Roizen . . . . . . . . . .           1,000                   *
Joseph S. Tibbetts, Jr.(11). . . . . .           4,000                   *
All directors and executive officers
   as a group (15 persons)(12) . . . .       5,418,554                40.1
-------------------------
-------------------------


*Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission"), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of August 11, 1997 ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2) Includes shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(3) Includes shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

(4) Represents shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager (the "GS Partnerships"). Includes 1,577,523 shares held of record by GS Capital Partners, L.P.; 109,900 shares held of record by Bridge Street Fund 1994, L.P.; and 106,204 shares held of record by Stone Street Fund 1994, L.P. The Goldman Sachs Group, L.P. disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, L.P. and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of The Goldman Sachs Group, L.P. is 85 Broad Street, New
      York, New York  10004.   Does not include shares of Common Stock which
      may be deemed to be beneficially owned by Goldman, Sachs & Co. as a result of ordinary course trading activities or shares of Common Stock held in client accounts ("Managed Accounts") with respect to which Goldman, Sachs & Co. or its employees have voting or investment discretion, or both. As of August 15, 1997, there were no shares of Common Stock held as a result of ordinary course trading activities and there were 52,850 shares of Common Stock held in Managed Accounts. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of Common Stock held in Managed Accounts.

(5) Includes shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum.

(6)   Includes 61,333 shares issuable pursuant to Currently Exercisable
      Options.

(7) Includes 8,667 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Steven K. Sydness's household that are beneficially owned by Mr. Sydness.

(8)   Includes 5,333 shares issuable pursuant to Currently Exercisable Options.

(9)   Includes 28,000 shares issuable pursuant to Currently Exercisable
      Options.

(10)  Does not include 1,793,627 shares held by the GS Partnerships.

(11)  Includes 4,000 shares issuable pursuant to Currently Exercisable Options.


(12)  Includes 126,000 shares issuable pursuant to Currently Exercisable
      Options.


                                ELECTION OF DIRECTORS

      The Board of Directors of the Company is composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Raymond F. Good, J. A. Heidi Roizen and Joseph S. Tibbetts, Jr. are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated Messrs. Good and Tibbetts and Ms. Roizen for election to the Board of Directors at the Annual Meeting for terms of three years, and each has indicated a willingness to serve. The other directors of the Company will continue in office for their existing terms. Bradley J. Burgum, William V. Campbell and Sanjeev K. Mehra serve in the class whose term expires in 1998, and Douglas J. Burgum and Frederick W. Burgum serve in the class whose term expires in 1999. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director.

    The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Good and Tibbetts and Ms. Roizen, unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

    Information concerning the incumbent directors is set forth below.

Raymond F. Good
(Nominee with new term
expiring in 2000).......  Mr. Good, 69 years of age, has served as a director of the Company since 1988. He is an independent executive consultant. From 1986 to 1992, he was a partner of Regis McKenna Inc. Mr. Good has also served as Vice President of Marketing Strategy for Control Data Corporation, President of Heinz USA, Chief Executive Officer of The Pillsbury Consumer Group, and Chairman of the Board and Chief Executive Officer of Munsingwear, Inc. Earlier in his career, he served as a management consultant in the New York office of McKinsey & Company, Inc. Mr. Good is a veteran of the United States Marine Corps. He holds a B.S. from the University of Connecticut and an M.B.A. from Harvard Business School.
J. A. Heidi Roizen
(Nominee with new term
expiring in 2000).......  Ms. Roizen, 39 years of age, has served as a director of the Company since February 1997. Previously, she served as Vice President of World Wide Developer Relations for Apple Computer, Inc. from 1996 to 1997 and as Chief Executive Officer of T/Maker Company from 1983 to 1996. Ms. Roizen was a member of the Board of Directors of the Software Publishers Association from 1987 to 1994 and served as President of the association from 1988 to 1990. She is a member of the Stanford University Board of Trustees Nominating Committee and a Public Governor of the Pacific Stock Exchange. Ms. Roizen holds a B.A. in English from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
Joseph S. Tibbetts, Jr.
(Nominee with new term
expiring in 2000).......  Mr. Tibbetts, 44 years of age, has served as a director of the Company since October 1996. He has served as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of SeaChange International, Inc., a publicly-held company based in Maynard, Massachusetts, from June 1996 to the present. From November 1976 to June 1996, Mr. Tibbetts was employed as a Certified Public Accountant by Price Waterhouse LLP. He became a Partner of the firm in 1986 and the National Director of its Software Services Group in 1991. Mr. Tibbetts holds a B.S. in Business Administration from the University of New Hampshire and is a graduate of the Stanford Business School Executive Program for Growing Companies.
Bradley J. Burgum
(Term expires in 1998)..  Mr. Burgum, 45 years of age, has served as a director of the Company since 1984 and as Secretary since January 1996. Mr. Burgum has practiced law in Casselton, North Dakota for 20 years and is currently a shareholder and President of the Burgum & Irby Law Firm, P.C. He has served on the Board of Directors for the Arthur Companies, Inc., a privately-held diversified agribusiness corporation, since 1974. Mr. Burgum holds a B.S. in Business

                          Economics from North Dakota State University and a J.D. from the University of North Dakota School of Law. Mr. Burgum is a Certified Public Accountant.

William V. Campbell
(Term expires in 1998)... Mr. Campbell, 58 years of age, has served as a director of the Company since March 1997. Mr. Campbell has been the President and Chief Executive Officer of Intuit Inc. since April 1994. Mr. Campbell has also recently joined the Board of Directors of Apple Computer, Inc. Prior to joining Intuit Inc., Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company, from January 1991 to December 1993. He was the founder, President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, Inc., from 1987 to January 1991. Mr. Campbell has also held senior executive positions at Apple Computer, Inc. and senior management positions at Kodak and J. Walter Thompson, an advertising agency in New York. Mr. Campbell also serves on the Board of Directors of SanDisk, Inc. Mr. Campbell holds both a B.S. and a M.S. in Economics from Columbia University. He is presently a director of the National Football Foundation and Hall of Fame.
Sanjeev K. Mehra
(Term expires in 1998)... Mr. Mehra, 38 years of age, has served as a director of the Company since June 1994. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. and serves on the Boards of Directors of several privately-held companies. Prior to joining Goldman, Sachs & Co. in 1986, he was a research analyst at McKinsey & Company, Inc. from 1982 to 1984. Mr. Mehra holds a B.A. from Harvard University and an M.B.A. from Harvard Business School.

Douglas J. Burgum
(Term expires in 1999)... Mr. Burgum, 41 years of age, has served as President of the Company since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board since January 1996. Mr. Burgum was an early investor in the Company, and he initially served as Vice President and a director from March 1983 to March 1984. Before joining the Company, Mr. Burgum was a management consultant in the Chicago office of McKinsey & Company, Inc. Mr. Burgum holds a B.U.S. from North Dakota State University and an M.B.A. from the Stanford University Graduate School of Business.

Frederick W. Burgum
(Term expires in 1999)... Mr. Burgum, 51 years of age, has served as a director of the Company since 1988. Mr. Burgum has been Chairman of the Board of the Arthur Companies, Inc. since 1984 and has served as its Chief Executive Officer since June 1992. He has served as Senior Vice President and a director of the First State Bank of North Dakota since 1972. Mr. Burgum is a veteran of the United States Army and holds a B.Ph. from the University of North Dakota.

    Douglas J. Burgum and Bradley J. Burgum are brothers, and Frederick W. Burgum is their cousin.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. GOOD AND TIBBETTS AND MS. ROIZEN AS DIRECTORS OF THE COMPANY.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the 1997 fiscal year, the Board of Directors held six meetings. During the fiscal year, each director holding office during the fiscal year attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which he or she served. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below.

    Messrs. Bradley Burgum, Good and Mehra are members of the Audit Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company. The Audit Committee held two meetings during the 1997 fiscal year.

    Messrs. Good, Frederick Burgum and Mehra are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and for administering the Company's stock plans. The Compensation Committee held two meetings during the 1997 fiscal year.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company receives $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended, and an annual retainer of $6,000 paid in quarterly installments. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. Non-employee directors of the Company also receive stock options under the Company's Outside Directors' Stock Option Plan (the "Directors' Plan"). On June 19, 1997 (the effective date of the Company's initial public offering of Common Stock), each non-employee director was granted a non-qualified stock option to purchase 3,000 shares at an exercise price of $16.00 per share (vesting on the 12-month anniversary following the date of grant). In addition, an option to purchase 4,000 shares of Common Stock will be granted to each incumbent non-employee director on the date of each annual meeting of shareholders beginning with the Annual Meeting (vesting in two equal installments on each of the one-month and 12-month anniversaries following date of grant). The Directors' Plan also provides that each non-employee director initially elected to the Board after June 19, 1997 will receive a non-qualified stock option to purchase 15,000 shares of Common Stock upon such initial election (vesting in three equal installments on each of the three 12-month anniversaries following the date of grant). Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Common Stock as of the date of grant, and such options expire five years from the date of grant.

    In fiscal 1997, certain directors were also granted stock options prior to the effective date of the Directors' Plan. None of such options were granted under the Directors' Plan. On October 29, 1996, the Company granted Mr. Tibbetts a non-qualified stock option to purchase 20,000 shares of Common Stock. The exercise price of the option granted to Mr. Tibbetts is $6.41 per share, and such option vests in five equal installments on each of the five 12-month anniversaries following the date of grant and expires six years from the date of grant. On June 19, 1997, the Company granted non-qualified stock options to purchase 15,000 shares of Common Stock to each of Ms. Roizen and Mr. Campbell. The exercise price of such options is $16.00. Each such option will vest in three equal installments on each of the 12-month anniversaries following the date on which the Board of Directors authorized the grant, and expires five years from that date.

    Directors who are also employees of the Company are not separately compensated for any services provided as a director.

               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

    The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors and is responsible for developing and approving the Company's compensation program for the Chief Executive Officer and the other executive officers of the Company. In addition, the Committee administers the Company's 1997 Stock Incentive Plan, 1983 Incentive Stock Option Plan and annual cash incentive compensation program. The overall objective of the Company's executive compensation program is to provide total compensation that will attract and retain highly qualified executives.

COMPENSATION PHILOSOPHY

    The philosophy of the Committee regarding the compensation of the executive officers consists of the following premises:

- Base salary and benefits should be competitive with other software and technology companies of comparable size.

- Incentive compensation should be directly related to the Company's achievement of specified financial and other performance targets.

- Long-term ownership of the Company's Common Stock should provide an important link between the executives and shareholders of the Company by creating incentives for the executives to realize the long-term goal of increasing shareholder value.

EXECUTIVE OFFICER COMPENSATION PROGRAM

BASE SALARY AND BENEFITS

    In order to attract and retain executives, the Company strives to offer competitive salaries and employee benefits, including its 1997 Employee Stock Purchase Plan, health care plans, Section 401(k) Profit Sharing Plan and other employee benefit programs. The Committee sets base salary levels for executives by comparison to industry compensation data for other software and technology companies with revenues in the same range as those of the Company. The Committee generally sets base salaries between the 25th percentile and 75th percentile, taking into account the executive's experience and level of responsibility.

ANNUAL INCENTIVE COMPENSATION

    The Company's annual incentive program allows an executive officer (other than the Chief Executive Officer) to earn additional cash compensation in an amount up to 30% to 40% of base salary (depending upon the specific plan approved for each executive officer) if target level performance goals are met. The Chief Executive Officer may earn an additional amount up to 60% of base salary if target level performance goals are met. The total incentive compensation payable for each executive officer is based 80% on objective performance criteria and 20% on discretionary performance criteria, as determined by the Committee. Threshold, target and maximum goals are set by the Committee for each of the following objective performance criteria: operating income, revenue, revenue per employee and customer satisfaction. Incentive compensation is paid only if the threshold level of operating income is attained, which reflects the Committee's philosophy that incentive compensation payments are merited only if the Company meets base level profitability goals. Once the threshold level of operating income is reached, incentive compensation is paid based on actual operating income, revenue, revenue per employee and customer satisfaction as measured against the threshold, target and maximum goals for each of such performance criteria. Threshold performance results in payment of 25% of the target level bonus. A maximum incentive bonus equal to 150% of the target level bonus can be earned if performance meets or exceeds the maximum goal for each performance criterion used under the plan. The operating income and revenue goals are based on both quarterly and annual performance, while the other goals are based solely on annual performance. The discretionary criteria for the executive officers (other than the Chief Executive Officer) are established by the Committee in conjunction with the Chief Executive Officer. In fiscal 1997, total incentive compensation earned as a percentage of target bonus amounts was between 90% and 114% for the executive officers.

STOCK OPTION PROGRAM

    Stock options are awarded in the Committee's discretion to executive officers based upon historical and potential contributions to the success of the Company, an evaluation of market survey data with respect to grants of stock options by comparable companies and consideration of the number of stock options already held by each executive officer. Generally, stock options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    In fiscal 1997, Douglas J. Burgum received a base salary of $252,000, an amount representing approximately the 75th percentile of base salaries for chief executive officers of other software and technology companies with revenues comparable to those of the Company. Mr. Burgum was paid approximately $150,000 of incentive compensation under the Company's annual incentive compensation program, which represented approximately 100% of his target bonus for the fiscal year. Approximately 20% of the amount of incentive compensation paid to Mr. Burgum was based upon discretionary criteria as determined by the Committee, primarily Mr. Burgum's leadership during the fiscal year. In addition, in January 1997, Mr. Burgum was granted a stock option to purchase 53,333 shares of the Company's Common Stock. The option has an exercise price equal to 110% of the fair market value of the Common Stock on the date of grant. On February 27, 1997, an option to purchase an additional 50,000 shares, contingent upon the completion of the Company's initial public offering, at an exercise price equal to the initial public offering price of the Company's Common Stock, was authorized to be granted to Mr. Burgum under the Company's 1997 Stock Incentive Plan, and on June 19, 1997, this option was granted at an exercise price equal to $16.00 per share. The Committee granted the stock options to Mr. Burgum based upon his significant contributions to the Company's success through his vision, leadership and long-term dedication.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Company's 1997 Stock Incentive Plan complies with Section 162(m) of the Internal Revenue Code of 1986, as amended, in order that compensation resulting from stock options and certain other awards under such plan will not be counted toward the $1,000,000 limit on the deductibility of compensation under
Section 162(m). Section 162(m) should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future.


Raymond F. Good, Chairman
Frederick W. Burgum
Sanjeev K. Mehra

Members of the Compensation Committee

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended May 31, 1997 and 1996, by the Company's Chief Executive Officer and the four other most highly compensated executive officers.


                                                                                      LONG TERM
                                                                                       COMPEN-
                                                                                        SATION
                                                                                        AWARDS
                                                                                    ------------
                                                  ANNUAL COMPENSATION                   SHARES
                                       -------------------------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR         SALARY         BONUS            OTHER(1)     OPTIONS     COMPENSATION(2)
---------------------------  ----       ----------    -----------        ---------- ------------  ----------------

Douglas J. Burgum. . . .      1997       $252,000       $150,472             $0         53,333        $3,145
  Chairman of the Board,      1996        240,000         20,000              0              0         5,600 (3)
  President and Chief
  Executive Officer

Raymond A. August. . . .      1997        200,000         75,797              0         13,333         3,007
  Chief Technology Officer    1996        180,000          5,000              0         13,333         2,157
  and Group Vice President,
  Dynamics C/S+

Terri F. Zimmerman . . .      1997        135,000         45,757              0         40,000         2,691
  Chief Financial Officer     1996        115,000          5,000              0         26,667        13,044 (3)
  and Group Vice President,
  Finance and Operations

Steven K. Sydness. . . .      1997        125,000         50,812              0         10,000         2,687
  Group Vice President .      1996        103,000          3,920              0              0        13,389 (3)

Jodi A. Uecker-Rust. . .      1997        125,000         45,174              0          6,667         2,682
  Group Vice President .      1996         81,469          3,540              0              0         1,625


-------------------

(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses in each fiscal year for each of the executive officers named above.

(2) Except as otherwise noted, the amounts reported represent the Company's contributions to its 401(k) Profit Sharing Plan on behalf of the executive officers.

(3) Such amounts include the Company's payment of membership fees on behalf of the executive officers in the following amounts: Mr. Burgum, $2,800; Ms. Zimmerman, $11,000; and Mr. Sydness, $11,000.

STOCK OPTIONS

     The following table summarizes stock options granted to the executive officers named in the Summary Compensation Table above during the Company's fiscal year ended May 31, 1997.


                                              OPTION GRANTS IN FISCAL YEAR 1997

                                                       INDIVIDUAL GRANTS
                                  -------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                    % OF TOTAL                                       VALUE AT ASSUMED
                                  NUMBER OF          OPTIONS                                       ANNUAL RATES OF STOCK
                                  SECURITIES        GRANTED TO                                      PRICE APPRECIATION
                                  UNDERLYING         EMPLOYEES     EXERCISE                          FOR OPTION TERM (5)
                                    OPTIONS          IN FISCAL     PRICE PER    EXPIRATION         ---------------------
       NAME                       GRANTED (1)(2)      YEAR(3)      SHARE (4)       DATE            5%             10%
--------------------              --------------     ---------     ---------    ----------     ----------     -----------
Douglas J. Burgum. . . . . .          53,333           15.6%         $7.71        1/28/02       $113,404       $250,839
Raymond A. August. . . . . .          13,333            3.9           6.41        7/24/02         29,034         65,909
Terri F. Zimmerman . . . . .          10,000            2.9           6.41        7/24/02         21,775         49,432
                                      30,000            8.8           6.41         1/8/03         65,325        148,296
Steven K. Sydness. . . . . .          10,000            2.9           6.41        7/24/02         21,775         49,432
Jodi A. Uecker-Rust. . . . .           6,667            2.0           6.41        7/24/02         14,517         32,955


----------------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's 1983 Incentive Stock Option Plan. The options shown in this table generally become exercisable at a rate of 20% annually over five years from the date of grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation or a sale of substantially all of the Company's assets.

(2) Subsequent to May 31, 1997, the Company granted options to purchase 50,000 shares of Common Stock to Mr. Burgum at an exercise price equal to $16.00 per share.

(3) In fiscal 1997, the Company granted employees options to purchase an aggregate of 341,000 shares of Common Stock.

(4) The exercise price may be paid in cash or in shares of Common Stock with a market value equal to the exercise price.

(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

YEAR-END OPTION TABLE

     The following table sets forth certain information concerning options to purchase Common Stock exercised by the executive officers named in the Summary Compensation Table above during fiscal year 1997 and the number and value of unexercised stock options held by such officers as of May 31, 1997.


                                               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                                                      AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES
                                                                  UNDERLYING                  VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                SHARES                         AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                               ACQUIRED        VALUE       ----------------------------  ---------------------------
  NAME                        ON EXERCISE     REALIZED     EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------                     -----------     --------     -----------    -------------  -----------   -------------

Douglas J. Burgum. . . . . .    120,000       $534,744              0         53,333             $0       $441,928

Raymond A. August. . . . . .          0              0         50,667         42,666        664,929        486,050

Terri F. Zimmerman . . . . .          0              0         22,000         71,334        240,125        740,712

Steven K. Sydness. . . . . .     33,333        139,090              0         30,000              0        332,625

Jodi A. Uecker-Rust. . . . .     32,000        125,184              0         14,667              0        164,680


------------------------------

(1) There was no public trading market for the Common Stock as of May 31, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated based on a fair market value of $16.00 per share (the initial public offering price of the Common Stock as determined on June 19, 1997), less the applicable exercise price.

EMPLOYMENT AGREEMENT

         The Company has an agreement with Ms. Zimmerman pursuant to which she will receive a severance payment equal to her annual base salary in the event her employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, if such termination occurs on or prior to September 5, 1999. Such severance payment will be reduced by any income earned by Ms. Zimmerman from any other source during such one-year period.

STOCK PERFORMANCE GRAPH

         The Company's initial public offering of Common Stock became effective on June 19, 1997. Accordingly, there was no public market for the Common Stock during the fiscal year ended May 31, 1997, and no stock performance graph is included herein.

                                 CERTAIN TRANSACTIONS

         Goldman, Sachs & Co. ("Goldman, Sachs") was the lead managing underwriter in the Company's initial public offering of Common Stock completed on June 25, 1997. In connection with the initial public offering, Goldman, Sachs received compensation from the Company in the form of an underwriting discount. The Company also reimbursed Goldman, Sachs for expenses in connection with the initial public offering. In addition, Goldman, Sachs has entered into an agreement with the Company pursuant to which it has provided from time to time, and expects to provide in the future, investment banking services to the Company for customary fees and commissions.

         In July 1997, the Board of Directors approved the purchase by the Company of 43 acres of land owned by Frederick W. Burgum outside of Fargo, North Dakota for a price of $350,000. The Company expects to purchase such property from Mr. Burgum as the location for a new facility. The purchase price was determined based on independent appraisals and arms' length negotiations between the Company and Mr. Burgum. Mr. Burgum did not participate in any discussions or votes by the Board of Directors regarding the land acquisition transaction.

         Pursuant to an agreement between the Company and two trusts with respect to which Frederick W. Burgum acts as trustee, the Company made a lease payment of $53,055 to the trusts for 50 notebook computers in fiscal 1997. The lease agreement relating to the computers expired in March 1997.

         Raymond F. Good entered into a one-year consulting agreement with the Company in February 1997. The consulting agreement provides that Mr. Good will receive a fee of $120 per hour for up to 40 hours of consulting services provided to the Company per month. In fiscal 1997, Mr. Good exercised an option to purchase 29,333 shares of Common Stock at an exercise price of $1.95 per share.


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met.

                         APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Price Waterhouse LLP as independent auditors for the Company for the fiscal year ending May 31, 1998. A proposal to approve the appointment of Price Waterhouse LLP will be presented at the Annual Meeting. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Price Waterhouse LLP is not approved by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                        PROPOSALS FOR THE 1998 ANNUAL MEETING

         Any proposal by a shareholder to be presented at the 1998 Annual Meeting of Shareholders and to be included in the Company's proxy statement must be received at the Company's executive offices, 1701 S.W. 38th Street, Fargo, North Dakota 58103, no later than the close of business on April 22, 1998. Proposals should be sent to the attention of the Secretary.

                                    OTHER MATTERS

         The Company is not aware of any other matters which may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to the best interests of the Company.

                                       By Order of the Board of Directors


                                       Bradley J. Burgum
                                       Secretary

August 20, 1997

PROXY
                                                     GREAT PLAINS SOFTWARE, INC.

                                                 1997 ANNUAL MEETING OF SHAREHOLDERS
                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Douglas J. Burgum and Terri F. Zimmerman proxies (each with the power to act alone and with the power of substitution), to vote, as designated below, all shares of Common Stock of Great Plains Software, Inc. which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of Great Plains Software, Inc. to be held on Wednesday, September 10, 1997, at 12:00 noon, local time, at the Ramada Plaza Suites, 1635 42nd Street S.W., Fargo, North Dakota 58103, and any adjournment thereof, and hereby revokes all former proxies.

1. ELECTION OF DIRECTORS. NOMINEES: Raymond F. Good, J. A. Heidi Roizen and Joseph S. Tibbetts, Jr.
    / /  VOTE FOR all nominees listed      / /  WITHHOLD AUTHORITY
         above,                                 to vote for all nominees listed
         except those whose names are           above
         written below:

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

 / / FOR   / / AGAINST   / / ABSTAIN

          (CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
                                              Please sign exactly as your name
                                              appears hereon. Jointly owned
                                              shares will be voted as directed
                                              if one owner signs unless another
                                              owner instructs to the contrary,
                                              in which case the shares will not
                                              be voted. If signing in a
                                              representative capacity, please
                                              indicate title and authority.
                                              Dated:  ____________________, 1997

                                              ----------------------------------
                                                          Signature